Exhibit 5.3

Your Ref:		Telephone No.:	+44 1624 638300

		Fax No.:	+44 1624 638333
Our Ref:	MCB/cb/16316.0161/198
		Direct Dial:	+44 1624 638307

Please Respond To:	Maria Barrett	Direct Email:	mcb@cains.co.im

25 May 2004

Inmarsat Finance plc

99 City Road

London EC1 1AX

United Kingdom

and the Guarantors (as defined below).

Dear Sirs

Inmarsat Launch Company Limited (the “Company”)

We have acted as your Isle of Man counsel in connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of a proposed exchange offer of US$477,500,000 7 5/8% unregistered senior notes due 2012 (the “Existing Notes”) of Inmarsat Finance plc, a public limited company with limited liability organised under the laws of England and Wales (the “Issuer”), and Inmarsat Group Limited, Inmarsat Investments Limited, Inmarsat Ventures Limited, Inmarsat Limited and Inmarsat Leasing (Two) Limited, each a limited company organised under the laws of England and Wales, and the Company, which is organised under the laws of the Isle of Man (collectively, the “Guarantors”) for 7 5/8 registered senior notes due 2012 (the “New Notes”) issued by the Issuer and guaranteed by the Guarantors.  The New Notes will be issued pursuant to an indenture dated February 3, 2004, as amended by a supplemental indenture dated April 30, 2004 (together, the “Indenture”) among the Issuer, the Guarantors and the Bank of New York as trustee (the “Trustee”).

We have examined such certificates, corporate records (including, without limitation, minutes of a meeting of the board of directors of the Company held on 19 April 2004 and which we assume have not been amended or revoked as at the date hereof), and other documents, and such matters of Isle of Man law as we have deemed necessary or appropriate for the purposes of this opinion, including carrying out a search of the files of the Company held at the Isle of Man Financial Supervision Commission’s Companies Registry and at the Rolls Office of the Isle of Man High Court of Justice.

Upon the basis of such examination, we advise you that, in our opinion, as at the date hereof:

1.                                       The Company has been duly incorporated and is a validly existing company organised under the laws of the Isle of Man.

Postal address: PO Box 207, Douglas, Isle of Man IM99 1TP

DX: 134795 Isle of Man        Email: law@cains.co.im        Web site: www.cains.co.im

Directors:  A J Corlett, R V Vanderplank, J R G Walton, S F Caine, P B Clucas

Associates: A J Baker*, M J Pinson*, M I Polson*, A J Fingret*, R I Colquitt, T D Maher, S J Harding, G Q Kermeen, D J Bermingham, G N J Hill,

J C Hill*, M T Edwards, C M Brooks, B P F Hughes*, M C Barrett, S R Cranshaw, K L Shea, C I EWAN*     Consultant: P M Saunders

*English Solicitor

Cains is the trading name of Cains Advocates Limited, an incorporated legal practice in the Isle of Man with registered number 102780C.

Registered Office: 15-19 Athol Street, Douglas, Isle of Man IM1 1LB

2.                                       The Indenture has been duly authorised, executed and delivered by Inmarsat Launch Company Limited.

3.                                       The statements in the registration statement on Form F-4 (the “Registration Statement”) under the heading “Tax Considerations—Isle of Man Taxation” fairly summarise the matters described therein.

Our opinions expressed above are subject to the following reservations:

(i)                                     our opinion does not extend to the enforceability of the Indenture;

(ii)                                  our opinion with respect of the capacity of the Company to execute and deliver the Indenture is subject to all limitations arising from bankruptcy, insolvency, liquidation, reorganisation, moratorium or similar laws affecting the rights of creditors generally, as well as to any general principles of equity or public policy; and

(iii)                               we have assumed that there are no vitiating factors, such as fraud, of which we are unaware and that at all times the directors of the Company have acted in the best interests of the Company.

The foregoing opinions relate only to Isle of Man law as in force at the date hereof and do not extend to matters of fact.  We have made no investigation of the laws of any jurisdiction other than those of the Isle of Man, and we do not express or imply any opinions as to the laws of any jurisdiction other than those of the Isle of Man.  This opinion is given on the basis that it is governed by and will be construed in accordance with Isle of Man law.

In addition, with respect to the foregoing opinions, we have relied as to certain matters on information obtained from officers of the Issuer, the Guarantors and other sources we believe to be responsible and we have assumed that the Indenture has been duly authorised, executed and delivered by all parties to the Indenture (other than the Company); we assume that the Company has delivered the Indenture; these assumptions we have not independently verified.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Existing Notes, the New Notes or the Indenture or the transactions or documents referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ CAINS ADVOCATES LIMITED

Cains Advocates Limited